MERGER AGREEMENT


           This MERGER AGREEMENT (the "AGREEMENT") is made and entered into as of May 20, 2002 by and between Atlas Holdings Inc., a New Jersey corporation ("SELLER"), and Valesc Inc., a Delaware corporation ("BUYER").

           WHEREAS, the Board of Directors of Seller and Buyer believe that it is in the best interest of their respective companies and in the best interest of the shareholders of their respective companies that Seller and Buyer combine to form a single entity through the merger of Seller into Buyer (the "MERGER"), and in furtherance thereof, have approved the Merger;

           WHEREAS, the shareholders of the Seller have been notified of the Merger in accordance with the New Jersey Business Corporation Law ("NEW JERSEY LAW"), provided with drafts of this Agreement and the Agreement and Plan of Merger, and upon due consideration have approved the Merger by unanimous consent;

           WHEREAS, pursuant to the Merger, among other things, (a) all issued and outstanding shares of common stock of Seller (the "SELLER'S STOCK") shall be converted into the right to receive an aggregate of 8,458,000 shares of the common stock of Buyer (the "BUYER'S STOCK"), at the rate set forth herein, and
(b) 8,458,000 shares of common stock of Buyer owned by Seller prior to the Merger will be cancelled;

           WHEREAS, each of the shareholders of Seller shall have executed an investment letter to Buyer containing certain securities law representations as a condition to the closing of the Merger;

           WHEREAS, Seller and Buyer desire to make certain representations and warranties and other agreements in connection with the Merger.

           NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

           1. THE MERGER. At the Effective Time (as defined in Section 2), and subject to and upon the terms and conditions of this Agreement, the Agreement and Plan of Merger attached hereto as EXHIBIT A (the "AGREEMENT AND PLAN OF MERGER") and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW") and New Jersey Law, Seller shall be merged with and into Buyer, the separate corporate existence of Seller shall cease, and Buyer shall continue as the surviving corporation of the Merger. Buyer, as the surviving corporation after the Merger, is sometimes referred to herein as the "SURVIVING CORPORATION".

           2. CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "CLOSING ") shall take place as soon as practicable after the shareholders of Seller shall have approved such transactions, but in no event later than 20 days after the date hereof. In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Agreement and Plan of Merger with the Department of State of the States of Delaware and New Jersey in accordance with the relevant provisions of Delaware Law and New Jersey Law (the time of such filings being the "EFFECTIVE TIME").

           3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement and Plan of Merger and the applicable provisions of Delaware Law and New Jersey Law. At the Effective Time, all of the property, rights, privileges and powers of Seller and Buyer shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller and Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

           4.        CERTIFICATE OF INCORPORATION; BY-LAWS.

           (a) At the Effective Time, the Certificate of Incorporation of Buyer shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

           (b) At the Effective Time, the By-laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

           5. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Seller immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Seller immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

           6.        EFFECT ON CAPITAL STOCK.

           (a) By virtue of the Merger and without any action on the part of Buyer, Seller or their respective shareholders, each issued and outstanding share of the Seller's Stock shall be converted into the right to receive the Per Share Consideration (as defined below), payable to the holder thereof, upon surrender of the certificate formerly representing such share in the manner provided in Section 7. All such shares of the Seller's Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Seller's Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration therefor upon the surrender of such certificate in accordance with Section 7. SCHEDULE A sets forth, as of the date hereof, by holder, the number of outstanding shares of the Seller's Stock and the holders thereof, and the number of shares of Buyer's Stock each will receive pursuant to the Merger. For purposes of this Agreement, "Per Share Consideration" means 986.12568 shares of Buyer's Stock for each share of Seller's Stock, for a total of 8,458,000 shares of Buyer's Stock to the shareholders of Seller.

           (b) Simultaneously with the conversion, 8,458,000 shares of Buyer's Stock owned by Seller prior to the Merger (the "CANCELLED STOCK") will be cancelled.

           7. SURRENDER OF CERTIFICATES; EXCHANGE PROCEDURE. Promptly after the Effective Time (a) all of the shareholders of Seller shall deliver to the Surviving Corporation the certificates (each, a "STOCK CERTIFICATE") that, immediately prior to the Effective Time, represented outstanding shares of the Seller's Stock, whose shares were converted into the right to receive the Per Share Consideration pursuant to Section 6, and (b) the Seller shall deliver to the Surviving Corporation the Stock Certificates representing the Cancelled Stock. Upon surrender of a Stock Certificate representing the Seller's Stock for cancellation, along with a duly executed stock power, to the Surviving Corporation, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Per Share Consideration, which such holder has the right to receive pursuant to Section 6, and the Stock Certificate so surrendered shall be canceled. Until so surrendered, each Stock Certificate that, prior to the Effective Time, represented shares of the Seller's Stock will be deemed, from and after the Effective Time for all corporate purposes other than for the payment of dividends, to evidence the right to receive the Per Share Consideration in accordance with Section 6.

           8. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has the power and authority to own and use its assets and to carry on its business as it is now conducted. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller in accordance with its terms. The execution, delivery and performance of the Agreement will not conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any contract, agreement, instrument, judgment, order, decree, law, rule or regulation applicable to Seller or by which Seller is bound. The execution, delivery and performance of this Agreement will not contravene or violate or constitute a breach of the terms of Seller's Certificate of Incorporation or By-laws.

           9.        BUYER'S REPRESENTATIONS AND WARRANTIES.

           (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own and use its assets and to carry on its business as it is now conducted. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer in accordance with its terms. The execution, delivery and performance of the Agreement will not conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any contract, agreement, instrument, judgment, order, decree, law, rule or regulation applicable to Buyer or by which Buyer is bound. The execution, delivery and performance of this Agreement will not contravene or violate or constitute a breach of the terms of Buyer's Certificate of Incorporation or By-laws.

           (b) All of the outstanding shares of the Buyer's Stock have been duly authorized and are fully paid and nonassessable. The Buyer's Stock to be issued as part of the Per Share Consideration shall be duly authorized and fully paid and nonassessable.

           10. DELIVERIES AND CONDITIONS TO CLOSING. At Closing, Seller shall have delivered to the Surviving Corporation the Stock Certificates representing
(a) all of the issued and outstanding shares of the Seller's Stock and (b) the Cancelled Stock, together with duly executed stock transfer powers in favor of the Surviving Corporation or such other endorsements, assignments or other good and sufficient instruments of sale, transfer and assignment, to transfer to the Surviving Corporation good and marketable title to the Seller's Stock and the Cancelled Stock free and clear of all liens, restrictions, security interests and encumbrances whatsoever. It shall be a condition to Closing that Seller shall have delivered to the Surviving Corporation investment letters from each of Seller's shareholders. Also, at Closing, the Surviving Corporation shall have delivered to Seller the Per Share Consideration.

           11. SURVIVAL. All representations and warranties made by the parties herein shall survive the Closing.

           12. TERMINATION. At any time prior to Closing, this Agreement may be terminated and the Merger may be abandoned (a) by mutual consent of the parties, duly authorized by the Board of Directors of Seller and Buyer; or (b) by Seller, if Seller shall not have received the approval of the shareholders of Seller to consummate the transactions contemplated herein.

           13. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 12, this Agreement shall become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, shareholders or affiliates, except as a result of any breach by a party hereto of any of its representations or warranties contained in this Agreement.

           14. INDEMNIFICATION. Each party shall indemnify, defend and hold the other party and its officers, directors, shareholders and affiliates, and all of their heirs, personal representatives, successors and assigns, harmless from and against all liability, loss, claim or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), suffered, sustained, incurred or required to be paid by any of them, by reason of or arising out of or relating to such party's breach of the representations and warranties contained in this Agreement.

           15. NOTICES. All notices, demands and other communications to be made hereunder shall be given in writing and sent to the addresses set forth on the signature page hereto, and shall be deemed to have been duly given if personally delivered or sent by confirmed facsimile transmission, recognized overnight courier service which provides a receipt against delivery, or by certified mail, postage prepaid, return receipt requested. Notice shall be deemed effective if personally delivered, when delivered, if sent via overnight delivery, on the first business day after being sent, and if mailed, at midnight on the third business day after deposit in the U.S. mail.

           16. GOVERNING LAW. This Agreement has been made, executed and delivered, and is to be governed, construed and enforced, in accordance with the laws of the State of Delaware.

           17. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           18. HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

           19. ENTIRE AGREEMENT. This Agreement and the documents attached as exhibits or schedules hereto, when executed will contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior written and oral negotiations, agreements and writings.

           20. MODIFICATION. This Agreement may be amended, superseded, terminated or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, signed by the party waiving compliance.


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

           21. PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other. No provisions will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any one or more of any of the provisions hereof may be invalid or unenforceable in whole or in part.

           22. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

VALESC INC.


    /s/ Samuel Cohen
By: ----------------
Name:  Samuel Cohen
Title:  President
c/o Hecht & Associates, P.C.
60 East 42nd Street, Suite 5101
New York, NY 10165

ATLAS HOLDINGS INC.

    /s/ Jeremy Kraus
By: ------------------
Name:  Jeremy Kraus
Title:  President
2300 Coit Road, Suite 300B
Plano, TX 75075

                                                                       EXHIBIT A
                                                                       ---------

                          AGREEMENT AND PLAN OF MERGER


           Agreement and Plan of Merger (the "PLAN") approved on April 25, 2002 by Valesc Inc., a Delaware corporation (the "SURVIVING CORPORATION"), and by its Board of Directors on said date, and approved by Atlas Holdings Inc., a New Jersey corporation ("ATLAS"), and by its Board of Directors on said date, under which Atlas will merge with and into the Surviving Corporation (the "MERGER") pursuant to the applicable provisions of the Delaware General Corporation Law and the New Jersey Business Corporation Act.

           1. MERGER OF ATLAS INTO THE SURVIVING CORPORATION. On the Effective Date (as defined in paragraph 7 hereof), Atlas will merge with and into the Surviving Corporation and the separate existence of Atlas will cease. The Surviving Corporation will be the Surviving Corporation and will continue its existence under Delaware law.

           2. CERTIFICATE OF INCORPORATION OF THE SURVIVING COOPERATION. At the Effective Date (as defined below), the Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware law and such Certificate of Incorporation.

           3. BY-LAWS OF THE SURVIVING CORPORATION. At the Effective Date, the By-laws of Buyer, as in effect immediately prior to the Effective Date, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Delaware law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

           4. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Date, the directors of Buyer immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of Buyer immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

           5. SHARES. On the Effective Date (a) upon surrender of the certificates representing the Atlas shares, each issued and outstanding share of the stock of Atlas will, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for 986.12568 shares of common stock of the Surviving Corporation, for a total of 8,458,000 shares of common stock of the Surviving Corporation to the former Atlas shareholders, and (b) 8,458,000 shares of common stock of the Surviving Corporation owned by Atlas prior to the Merger will be cancelled.

           6. LIABILITIES AND OBLIGATIONS. On the Effective Date, the separate existence of all parties to the Merger, except that of the Surviving Corporation, shall cease. All of the property, real, personal and mixed, and contracts of the Surviving Corporation and Atlas, and all debts due on whatever account to the Surviving Corporation and Atlas, including choses in action, shall be deemed to be transferred to and vested in the Surviving Corporation without further action, and the title to any real estate, or any interest therein, vested in the Surviving Corporation and Atlas shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible for all of the liabilities of the Surviving Corporation and Atlas. Liens upon the property of the Surviving Corporation and Atlas shall not be impaired by the Merger and any claim existing or action or proceeding pending by or against the Surviving Corporation or Atlas may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in place of Atlas. Any taxes, penalties and public accounts claimed against the Surviving Corporation and Atlas but not settled, assessed or determined prior to the Effective Date shall be settled, assessed or determined against the Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property, both real and personal, of the Surviving Corporation.

           7.  APPROVAL, FILING AND EFFECTIVENESS.
               ----------------------------------

           (a) The Plan herein made and approved shall be submitted to the shareholders of Atlas for their approval or rejection in the manner prescribed by the provisions of the New Jersey Business Corporation Act, and the Merger shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the Surviving Corporation.

           (b) After this Plan has been duly approved in the manner required by law and if it is not terminated in accordance with paragraph 8 hereof, Atlas and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of New Jersey and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger. The date of such filings will be the "Effective Date" of the Merger.

           8. TERMINATION. This Plan may be terminated and the Merger abandoned by action of the Board of Directors of the Surviving Corporation and the Board of Directors of Atlas at any time prior to the Effective Date.

           9. AUTHORIZATION. The Board of Directors and the proper officers of Atlas and of the Surviving Corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents that shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan or of the Merger herein provided for.


           IN WITNESS WHEREOF, the parties hereto have duly executed this Plan as of the date first written above.

VALESC INC.


By:__________________________
Name:  Samuel Cohen
Title:  President

ATLAS HOLDINGS INC.


By:___________________________
Name:  Jeremy Kraus
Title:  President

                           CERTIFICATION OF SECRETARY

           The foregoing Agreement and Plan of Merger ("AGREEMENT") was adopted by the constituent corporation surviving the merger, Valesc Inc., by action of its Board of Directors and without any vote of its stockholders pursuant to subsection (f) of Section 251 of the General Corporation Law of the State of Delaware. The Secretary of Valesc hereby certifies that the Agreement has been adopted pursuant to the first sentence of said subsection (f) and that the conditions specified in that sentence have been satisfied.

           Dated:  May 17, 2002



           By:_____________________________
           Jeremy Kraus
           Secretary of Valesc Inc.

                                                                      SCHEDULE A
                                                                      ----------


NAME                       ATLAS SHARES              VALESC SHARES

Jeremy Kraus               3,560.33                  3,510,936.15
Samuel Cohen               2,140.33                  2,110,637.67
Garrett Miller             2,140.33                  2,110,637.67
Edward Kraus                 419.33                    413,515.37
Harry Kraus                  146.67                    144,631.77
Milton Toorans                39.5                      38.951.96
Anita Osofsky                 35.0                      34,514.40
Virginia Linde                31.5                      31,062.96
Joel Hoffman                  31.5                      31,062.96
Robert Klein                  16.5                      16,271.07
Daniel Kraus                   8.0                       7,889.01
Mae Lipman                     8.0                       7,889.01

















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